Exhibit 99.1

5300 Town and Country Blvd., Suite 500 Frisco, Texas 75034 Telephone: (972) 668-8834 Contact: Gary H. Guyton Director of Planning and Investor Relations Web Site: www.comstockresources.com

NEWS RELEASE

For Immediate Release

COMSTOCK RESOURCES, INC. ANNOUNCES 27% GROWTH IN

PROVED OIL AND GAS RESERVES IN 2017

FRISCO, TEXAS, January 25, 2018 -- Comstock Resources, Inc. ("Comstock" or the "Company") (NYSE:CRK) announced today that its proved oil and natural gas reserves as of December 31, 2017 were estimated by its independent petroleum engineering firm at 7.6 million barrels of crude oil and 1,117 billion cubic feet ("Bcf") of natural gas or 1,162 billion cubic feet of natural gas equivalent ("Bcfe") as compared to total proved reserves of 916 Bcfe as of December 31, 2016.  Comstock replaced its 2017 production by 387% and grew its proved reserves by 27%.

Of the proved reserves at December 31, 2017, 41% are classified as proved developed and 98% are operated by Comstock.  The present value, using a 10% discount rate, of the future net cash flows before income taxes of the proved reserves (the "PV-10 Value") was approximately $866 million, using average first of the month 2017 prices of $2.88 per Mcf for natural gas and $48.71 per barrel for oil.  The PV-10 Value increased 101% from 2016's PV-10 Value of $431 million.  The oil and natural gas prices used in determining the 2017 year-end proved reserve estimates were 30% higher for oil and 26% higher for natural gas as compared to 2016 average prices.

The following table reflects the changes in the proved reserve estimates since the end of 2016:

	Oil (MBBLs)	Natural Gas (Bcf)	Total (Bcfe)
Proved Reserves at December 31, 2016	7,277	872.5	916.1
Production	(951)	(73.5)	(79.2)
Extensions and discoveries	1	291.9	291.9
Divestitures	(7)	(7.6)	(7.6)
Price-related revisions	1,229	19.1	26.5
Performance-related revisions	3	14.6	14.6

Proved Reserves at December 31, 2017	7,552	1,117.0	1,162.3

Comstock produced 79 Bcfe or 217 million cubic feet equivalent ("MMcfe") per day during 2017.  Natural gas production in 2017 grew to 73.5 Bcf while oil production decreased to 951,000 barrels.  The Company's natural gas production increased 46% from 2016's production pro forma for the divestitures that occurred in 2016.  Natural gas comprised 93% of Comstock's 2017 total production as compared to 87% in 2016.  Production in the fourth quarter of 2017 was 23.5 Bcfe or 255 MMcfe per day which was comprised of 2,319 barrels of oil per day and 241 MMcf of natural gas per day.  Fourth quarter natural gas production increased 90% from 2016 fourth quarter production pro forma for the divestitures in 2016.

The significant growth in production and proved reserves is attributable to the Company's successful Haynesville shale drilling program in 2017.  Comstock added 292 Bcfe of new reserves primarily related to its Haynesville shale properties.  In addition, the Company experienced 41 Bcfe in upward revisions due to improved oil and gas prices and strong well performance in 2017.  The 2017 proved reserve estimates include only 83 (61 net) proved undeveloped locations.

Comstock spent $174.6 million for its development activities in 2017 and an additional $4.2 million on new Haynesville shale leases to be developed in the future.  Based on the 2017 proved reserve additions, Comstock's "all-in" finding costs were approximately 54 cents per Mcfe.

Comstock drilled 30 horizontal wells (15.7 net) in 2017; 22 (14.4 net) of the wells were Haynesville shale wells and seven wells (1.3 net) were Bossier shale wells.  Comstock also completed six (3.0 net) Haynesville shale wells that were drilled in 2016.  Sixteen (12.8 net) of the wells drilled in 2017 were also completed in 2017.  The remaining 14 (2.9 net) wells will be completed in 2018.  Twenty-four (15.4 net) of the 30 wells drilled were operated by Comstock.  Twenty-two wells (14.4 net) were Haynesville shale wells and two wells (1.0 net) were Bossier shale wells.   Comstock was drilling four operated wells (1.5 net) at year end.

The Company's Eagle Ford shale properties in South Texas, which are currently being marketed for divestiture, comprise 7.1 million barrels of oil and 10.5 Bcf of natural gas of the proved reserves at December 31, 2017 and had a PV-10 Value of $109 million.  The proceeds for the potential divestiture of these assets are expected to be used to reduce debt and facilitate a refinancing of the Company's existing debt.

This press release may contain "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such statements are based on management's current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described herein.  Although the Company believes the expectations in such statements to be reasonable, there can be no assurance that such expectations will prove to be correct.

Comstock Resources, Inc. is an independent energy company based in Frisco, Texas and is engaged in oil and gas acquisitions, exploration and development primarily in Texas and Louisiana.  The Company's stock is traded on the New York Stock Exchange under the symbol CRK.